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                                                                    EXHIBIT 23.4

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Psychiatric Solutions, Inc. for the registration of 1,362,760 shares of its common stock and up to $250,000,000 of debt securities, preferred stock, common stock warrants, and common stock and to the incorporation by reference therein of our report dated July 12, 2004 with respect to the combined financial statements of Northern Healthcare Associates and Subsidiaries included in its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 10, 2004.


/s/ Selznick & Company, LLP


August 29, 2005
Armonk, New York